Exhibit 99.2

NEWS RELEASE for October 28, 2008 at 6:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES STOCK REPURCHASE PROGRAM

NORTHVILLE, MI (October 28, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that its Board of Directors has authorized a stock repurchase program. Under the program, Amerigon may repurchase, from time to time, up to $12 million of the Company’s common stock in open market or in privately negotiated transactions for a period of 12 months.

President and Chief Executive Officer Daniel R. Coker said, “At current levels, we believe the Company’s stock represents an attractive investment opportunity. This repurchase program reflects the Board’s confidence in our Company and its future and is an example of our continued commitment to improving the investment value of our stock. Since we have a strong cash position and are continuing to generate cash from operations, we believe we can complete this stock buyback program and have sufficient cash available to meet our strategic goals and objectives.”

The number of shares and the timing of the purchases will be determined by the Company’s management based on market conditions, share price and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The stock repurchase program does not require the Company to repurchase any specific dollar value or number of shares and may be modified, extended or terminated by the Board of Directors at any time.

The repurchase program will be funded using the Company’s available cash. As of September 30, 2008, Amerigon had cash, cash equivalents and short-term investments totaling $26.7 million, and approximately 22,152,000 shares of common stock outstanding.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2008 and its Form 10-K for the year ended December 31, 2007.